Deed of Indemnity, Insurance and Access

Mr IAN SPENCE
Officer

HEALTHZONE Limited ABN 118 715 772
Company

Table of Contents

Clause **Page No**

Table of Contents

This Deed is made this thirtieth day of November 2010

Parties: **Mr Ian Spence** of #05-35, 35 Mandalay Road, Singapore, 308215 (**"Officer"**)

and

Healthzone Limited (ABN 118 715 772) a company incorporated in Victoria and having its registered office at 316 Horsley road, Milperra, NSW, Australia 2214 (**"Company"**)

Recitals

A. The Officer is a director of the Company.

B. The Company has agreed to indemnify the Officer in respect of certain liabilities incurred by the Officer while acting as an officer of the Company.

C. The Company has agreed to insure the Officer against certain risks the Officer is exposed to as an officer of the Company.

D. The Company has agreed to grant a right of access to certain Company Records to the Officer.

This Deed provides

1. Definitions and Interpretation

1.1 Definitions

In this Deed the following terms shall bear the following meanings:

"Access Period" means in relation to a Company the period commencing on the Effective Date and expiring on the date 7 years after the Retirement Date.

"ASX" means the Australian Securities Exchange Limited.

"Board" means, in relation to the Company the board of directors of the Company.

"Business Day" means a day on which banks are open for general banking business in Sydney, New South Wales.

"Company" means the Company and any Subsidiary of the Company of which the Officer is at any time after the date of this Deed appointed as an officer.

"Company Records" means, all records (in any form) which the Company:

(a) is required to keep by law; or

(b) circulates to the Officer or other officers of the Company for the purposes of meetings of:

(i) the Board;

(ii) a subcommittee of the Board; or

(iii) the Company,

and includes, without limitation:

(c) monthly or periodical board papers;

(d) submissions, agendas, minutes;

(e) letters, memoranda and correspondence between the Company and third parties, such as regulatory authorities and legal and other advisers to the Company;

(f) Board sub papers;

(g) copies of other documents prepared for the Board, made available to any officer of the Company or referred to in any of the above documents; and

(h) legal advices or opinions obtained by the Company.

"Corporations Act" means the Corporations Act 2001 (Cth).

"Costs" means any damages, fines, penalties, costs, charges, fees and expenses, including, without limitation, legal fees, costs and disbursements assessed on a solicitor/own client basis without the necessity of taxation.

"Court" has the meaning given to that expression in section 58AA of the Corporations Act;

"Deed" means the deed between the parties constituted by this document and includes the recitals and amendments made from time to time.

"Disclosure Dates" means as soon as reasonably possible after each of the following dates but in any event no later than 3 Business Days after each of the following dates:

(a) date of this Deed;

(b) if any of the following occurs on a date after the date of this Deed:

 (i) the Officer is appointed as an officer of the Company, the date of appointment;

 (ii) a change in a Notifiable Interest of the Officer occurs, the date of the change; and

 (iii) the Officer ceases to be an officer of the Company, the date of cessation.

"Disclosure Information" means the information which the Company is required by the Listing Rules to disclose to ASX in respect of:

(a) Notifiable Interests of the Officer; and

(b) changes to the Notifiable Interests of the Officer.

"Documents" includes software (including source code and object code versions), manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, documents, accounts, plans, formulae, designs, methods, techniques, processes, supplier lists, price lists, customer lists, market research information, correspondence, letters and papers of every description, including all copies of and extracts from any of the same.

"Effective Date" means in relation to the Company, the date and time at which the Officer is or was appointed as an officer of the Company.

"Group Company" means any company which is, or becomes a Subsidiary of the Company or which enters a joint venture with the Company or any Subsidiary of the Company or otherwise becomes an associate of the Company or any Subsidiary of the Company.

"Indemnity" means the indemnity granted by the Company in favour of the Officer in clause 3.1.

"Insolvency Provision" means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any law under which a liquidator or trustee in bankruptcy may set aside or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

"Insurance Policy" means any insurance policy to be procured under clause 4.1 or clause 4.2.

"Insurance Run-Off Period" means that period commencing on the Retirement Date and expiring on the earlier of:

(a) the date 7 years after the Retirement Date; or

(b) where run-off insurance cannot be procured at reasonable Policy premiums for the full period in paragraph (a), the latest date to which run-off insurance can be procured.

"Legal Expenses" means any liability for costs, charges or expenses incurred:

(a) in defending any proceedings relating to the Officer's position with the Company, whether civil or criminal, in which judgment is given in the Officer's favour or in which the Officer is acquitted or which are withdrawn before judgment;

(b) in connection with any administrative proceedings relating to the Officer's position with the Company, except proceedings which give rise to civil or criminal proceedings against the Officer in which judgment is not given in the Officer's favour or in which the Officer is not acquitted or which arise out of conduct involving a lack of good faith; or

(c) in connection with any proceedings relating to the Officer's position with the Company, whether civil or criminal, in which relief is granted to the Officer under the Corporations Act by the court.

"Listed" means admitted to the official list of ASX.

"Listing Rules" means the listing rules of ASX, as amended or replaced from time to time, except to the extent of any express written waiver by ASX in their application to the Company.

"Notifiable Interest" has the meaning given by paragraph (a) of the definition of "notifiable interest of a director" in the Listing Rules.

"officer" has the same meaning as is given in paragraphs (a) and (b) of the definition of "officer" of a corporation in section 9 of the Corporations Act.

"Official List" means the official list of the ASX.

"Policies" in means the Insurance Policy and any further insurance policy or policies effected in relation to the Insurance Run-Off Period under clause 4.1 and 4.3 and **"Policy"** means any of these.

"Relevant Papers" has the meaning given in clause 6.

"Retention Period" means a period:

(a) commencing on the later of:

(i) the date being 7 years before the date of this Deed; or

(ii) the date of the incorporation of the Company; and

(b) expiring on the date 7 years after the Retirement Date.

"Retirement Date" means the earlier of the date on which:

(a) the Officer;

(i) is removed; or

(ii) resigns (except where the Officer retires from office and seeks re-election pursuant to the Company's constitution, and is duly re-elected),

as an officer of the Company, or

(b) the Officer's office is vacated or the Officer is disqualified from holding such office by operation of law, as a matter of contract or for any other reason whatsoever.

"Subsidiary" has the meaning given in section 9 of the Corporations Act and refers to any corporation of that kind whenever it becomes a subsidiary.

"Term" means the period commencing on the Effective Date and expiring on the Retirement Date.

1.2 General

In this Deed, unless the context otherwise requires:

(a) a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation under, that legislation or legislative provision;

(b) the singular includes the plural and vice versa;

(c) a reference to an individual or person includes a corporation, firm, partnership, joint venture, association, authority, trust, state or government and vice versa;

(d) a reference to a recital or clause is to a recital or clause of this Deed;

(e) a recital forms part of this Deed;

(f) a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, notated, supplemented or replaced from time to time;

(g) a reference to any party to this Deed or any other document or arrangement includes that party's executors, administrators, substitutes and successors;

(h) a reference to "dollar" or "$" is to Australian dollars; and

(i) where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

1.3 Headings

In this Deed, headings are for convenience of reference only and do not affect interpretation.

1.4 Business Day

If the day on which any act, matter or thing is to be done under or pursuant to this Deed is not a Business Day, that act, matter or thing may be done on the next Business Day.

2. DELETED

[Provision Deleted]

3. Indemnity

3.1 Liabilities and Costs

Subject to clause 3.2 and 3.3, with effect from the Effective Date and to the maximum extent permitted by law, the Company agrees to indemnify and keep indemnified the Officer against:

(a) all liabilities incurred by the Officer as an officer of the Company; and

(b) without limiting subparagraph (a), all Legal Expenses incurred by the Officer as an officer of the Company.

3.2 Other Indemnities

The Indemnity only applies to the extent and in the amount that the Officer is not indemnified under any other indemnity, including an indemnity contained in any insurance policy taken out by the Company, under the general law, or otherwise.

3.3 Limitation on Indemnity

In relation to the indemnity given by the Company under clause 3.1, the Indemnity does not apply to the extent that the Indemnity is prohibited by the Corporations Act or the Trade Practices Act 1974.

3.4 Continuation of Indemnity

The Company acknowledges that the Indemnity continues in full force and effect without limit in point of time in relation to any act, omission, matter or event occurring

while the Officer is an officer of the Company and even if the Officer has ceased to be an officer of the Company before any claim is made under the Indemnity.

3.5 Payment under the Indemnity

It is not necessary for the Officer to incur expense or make payment before enforcing the Indemnity. The liability for the Company under the Indemnity arises simultaneously with the liability of the Officer and upon demand by the Officer, the Company must pay the Officer any sum due and payable by it pursuant to the Indemnity.

3.6 Absolute Liability

This Deed binds each person who has executed it notwithstanding that:

(a) any person, whether named as a party or not, does not execute this Deed or any other document;

(b) the execution of this Deed or any other document by any person is invalid, forged or irregular in any way; or

(c) this Deed or any other document is or becomes unenforceable, void, or voidable against any other person.

3.7 Liability not Affected

The liability of the Company under this Deed will not be affected by any act, omission, matter or thing that would otherwise operate in law or in equity to reduce or release either from such liability including, without limitation:

(a) the Officer granting time, waiver or other indulgence or concession to, or making any composition or compromise with the Company;

(b) the full, partial or conditional release or discharge by the Officer or by operation of law, at any time, of the Company from this Deed or any other document; or

(c) the Officer agreeing with the Company not to sue, issue process, sign or execute judgment, commence proceedings for bankruptcy or liquidation, participate in any administration, scheme or deed of arrangement or reconstruction, prove in any bankruptcy or liquidation or do any other act, matter or thing in respect of the liability of the Company.

3.8 Void or Voidable Transactions

If:

(a) the Officer has at any time released or discharged the Company from its obligations under this Deed in reliance on a payment, receipt or other transaction to or in favour of the Officer; or

(b) any payment or other transaction to or in favour of the Officer has the effect of releasing or discharging the Company from its obligations under this Deed; and

(c) that payment, receipt or other transaction is subsequently claimed by any person to be void, voidable or capable of being set aside for any reason, including under an Insolvency Provision or under the general law; and

(d) that claim is upheld, conceded or compromised, then:

(i) restitution of rights: the Officer will immediately become entitled against the Company to all such rights as the Officer had immediately before that release or discharge;

(ii) restore Officer's position: the Company must immediately do all things and execute all documents as the Officer may reasonably require to restore to the Officer all those rights; and

(iii) indemnity: the Company must indemnify and keep indemnified the Officer against costs, losses and expenses suffered or incurred by the Officer in or in connection with any negotiations or proceedings relating to the claim or as a result of the upholding, concession or compromise of the claim.

4. Insurance

4.1 Company to Insure Officer

(a) Subject to clause 4.4 and to the extent permitted by law, the Company agrees that during the Term and the Insurance Run-Off Period it will use its reasonable endeavours to procure and pay the premium for (or ensure the procurement and payment of premiums for) an insurance policy which insures the Officer against all liabilities incurred by the Officer acting directly or indirectly as an officer of the Company, except to the extent such insurance cannot be procured at a reasonable cost or is otherwise unavailable to the Company.

(b) The Insurance Policy to be effected under clause 4.1(a) must:

(i) be effected with a reputable and solvent insurer (other than the Company); and

(ii) insure the Officer for Costs incurred by the Officer in defending proceedings, whether civil or criminal and whatever their outcome, except to the extent that the Company may be unable to obtain insurance to defend criminal proceedings where the Officer is not acquitted.

4.2 Subrogation or Action against the Company

Unless the Company agrees otherwise, the Insurance Policy will contain a provision waiving all rights of subrogation or action against the Company.

4.3 Insurance Run-Off Period

During the Insurance Run-Off Period the Company must ensure that the Officer is at all times covered under the Insurance Policy, or a further insurance policy on terms not materially less favourable to the Officer than the terms of the Insurance Policy operating at the Retirement Date, except to the extent such insurance is unable to be procured at a reasonable cost or is otherwise unavailable to the Company.

4.4 Maintenance and Production of Policy

The Company will:

(a) to the extent permitted by law, maintain the Policies;

(b) to the extent permitted by law, duly and punctually pay or cause to be paid all premiums and other money payable by it under the Policies, and perform, observe and fulfil those terms of the Policies to be performed, observed or fulfilled by it;

(c) produce to the Officer copies of the Policies and certificates of currency or the receipts for the payment of each premium and all other money payable in respect of each Policy (or other evidence of payment satisfactory to the Officer) on or before the due date for renewal; and

(d) ensure that no Policy is capable of being avoided as against the Officer as a result of a breach of the duty of disclosure by any party or person other than the Officer.

4.5 Copy of Policy

The Company must, at the request of the Officer and as soon as practicable after that request, deliver to the Officer copies of all documents relating to each Policy, including a certified copy of each proposal form under which the application for insurance was made, the relevant Policy, all renewal certificates, certificates of currency and endorsement slips.

4.6 Full disclosure and Compliance with Policies

The Officer will disclose to the Company and the Company will disclose to the proposed insurer all facts material to the insurer's risk before entering into a Policy.

4.7 Not Prejudice Insurance

Neither the Company nor the Officer will cause or permit anything to be done which may:

(a) render any part of a Policy void, voidable or otherwise unenforceable; or

(b) hinder or prevent the recovery of any money in respect of a Policy,

and the Company will use its reasonable endeavours not to vary any terms so as to render them materially less favourable to the Officer or cancel the Policy without the prior written consent of the Officer, unless generally accepted industry practice amongst reputable brokers dictates otherwise.

5. Ownership of Company Records

The Company owns the copies of the Company Records provided by the Company to the Officer during the Term.

6. Officer's Right to have Access to Company Records

6.1 Company's Obligation to Retain

The Company must:

(a) keep a complete set of all Company Records to which the Officer is entitled to access under clause 6.2, in order and in suitable, secure custody for the Retention Period; and

(b) nominate a person or persons from time to time to take custody of the Company Records and regulate access to them.

6.2 Officer's Right to have Access

Throughout the Access Period, the Officer is entitled, during office hours (or at such other times which the parties agree), to have access to and inspect the Company Records or records which have been either prepared, or provided to the Officer, during the Retention Period and are in any way relevant to:

(a) the Officer's appointment and holding of office as an officer in respect of the Company; or

(b) any claim which the Officer reasonably anticipates may be made against the Officer in relation to matters arising in the course of the Officer acting in connection with the affairs of the Company or otherwise concerning or relating to the Officer's holding of office as an officer of the Company

(such Company Records to be referred to as the **"Relevant Papers"**).

6.3 Officer's Right to Copy

The Officer is entitled during the Access Period to request (by notice to the Company Secretary) and receive a copy of any of the Relevant Papers at the cost of the Company.

7. Privileged Advice

7.1 Company Undertaking

Subject to clause 7.2, the Company will instruct all legal advisers retained by the Company that all legal advice provided to the Company from the date of this Deed which may in any way be relevant to the Officer is also to be provided for the benefit of the Officer as an officer of the Company and in the Officer's personal capacity.

7.2 Conflict of Interest

The Company will not be required to instruct any legal advisers in the manner provided by clause 7.1 in relation to any allegations made by the Company against the Officer or in relation to any other matter where the interests of the Company and the Officer are, or are potentially, in conflict.

7.3 Privilege

The Officer's right to have access to Company Records to which sole legal professional privilege, public interest privilege or other privilege (**"Privilege"**) is held by the Company is subject to the Officer entering into such arrangements as the Company may require to preserve that Privilege.

7.4 Joint Privilege

Where the Company and the Officer both have the benefit of Privilege in respect of a document forming part of the Relevant Papers, neither party will waive such privilege without the consent of the other (such consent not to be unreasonably withheld).

8. Notification and Settlement of Liabilities

8.1 Officer to Notify Company

The Officer must:

(a) notify the Company if proceedings are anticipated, threatened or commenced against the Officer which may give rise to a liability of the Company, immediately after becoming aware of the same; and

(b) must not settle or compromise any claim referred to in clause 8.1(a) or make any admission or payment in relation to such a claim without the prior written consent of the Company, and will provide the Company, with a copy of any originating proceedings or other materials served on, supplied to, or otherwise within the possession of the Officer in connection with such proceedings unless the Officer receives legal advice that to do so may cause substantial or material prejudice to the interests of the Officer.

8.2 Company to Notify Officer

The Company will immediately notify the Officer if:

(a) proceedings are anticipated, threatened or commenced against the Company; and

(b) such proceedings or the facts giving rise to them may:

(i) result in a claim against the Officer; or

(ii) require the Officer to consider his or her legal position,

and will provide the Officer with a copy of any originating proceedings or other materials served on, supplied to, or otherwise within the possession of, the Company in connection with such proceedings unless the Company receives legal advice that to do so may cause substantial or material prejudice to the interests of the Company.

9. Company Merger

Where the Company merges with another entity by way of scheme of arrangement or in any other way where the Company ceases to exist then the Company will use its reasonable endeavours that the merged entity succeeds to and assumes the Company's obligations under this Deed.

10. Disclosure

10.1 Disclosure information

On each Disclosure Date, the Officer must give to the Company, at its registered office or any other place the Company reasonably notifies the Officer in writing, the Disclosure Information in respect of each Notifiable Interest of the Officer.

10.2 Agency

The Officer authorises the Company to give the Disclosure Information provided by the Officer to ASX on the Officer's behalf and as the Officer's agent.

10.3 Applicability of this Clause 10

This clause 10 will only apply from the date on which the Company is admitted to the Official List and continues to remain on the Official List. This clause will have no application if such admission does not occur or the Company is no longer on the Official List.

11. Non-Disparagement

11.1 Obligation not to damage the Officer's reputation

For the period during which the Officer is an officer of the Company and at any time after the Officer ceases to be an officer of the Company, the Company must use its reasonable endeavours to ensure that the Officer's reputation is not injured by any action or omission the Company takes or fails to take where the Company's action or omission relates, directly or indirectly, to the Officer's position as an officer of the Company or the Officer's involvement with the Company's affairs, other than where the Company has a bona fide legal claim or other enforceable right against the Officer or is otherwise required by law to provide information to any person.

11.2 Obligation not to damage the reputation of the Company and its officers and employees

For the period during which the Officer is an officer of the Company and at any time after the Officer ceases to be an officer of the Company, the Officer must use its reasonable endeavours to ensure that the Company's reputation and that of its officers and employees is not injured by any action or omission the Officer takes or fails to take where the Officer's action or omission relates, directly or indirectly, to the Officer's position as an officer of the Company or the Officer's involvement with the Company's affairs, other than where the Officer has a bona fide legal claim or other enforceable right against the Company or any of its officers and employees or is otherwise required by law to provide information to any person.

12. Extension of Rights and Obligations

Each right of indemnity under clause 3.1 and the rights of access to documents under clause 6 cover acts, omissions and matters that may have occurred before or after the date of this Deed. These rights extend to all matters involving or relating to the Officer whilst he was an officer, even if he has retired from that office.

13. New Companies

13.1 Group Companies

If the Officer becomes an officer of a Group Company, the Company will use its best endeavours to ensure that the Group Company, if it is not a party to this Deed, becomes bound by this Deed.

13.2 New Holding Company

If the Company ceases to be the Holding Company of the group comprising the Company and its Group Companies, then it will use its best endeavours to ensure that the new Holding Company becomes bound by this Deed, if it is not already a party to this Deed.

14. Legal Personal Representative

On the Officer's death, the benefit of this Deed passes to the Officer's legal personal representative.

15. Further Assurance

15.1 Perfection and Protection of Officer's Interests

The Company must do all other things which the Officer reasonably considers to be necessary or desirable from the Officer's perspective to:

(a) better secure to the Officer the benefit of the protections conferred by this Deed; or

(b) perfect or improve the rights and powers afforded or created, or intended to be afforded or created by this Deed.

16. Costs and Duties

16.1 Costs

The Company will bear each party's costs in relation to the negotiation, preparation and execution of this Deed.

16.2 Duties

The Company will pay and be responsible for any stamp duty payable on this Deed.

17. Notices

17.1 Notices

Any notice or other communication which must be given, served or made under or in connection with this Deed:

(a) must be in writing in order to be valid;

(b) is sufficient if executed by the party giving, serving or making the notice or on its behalf by any attorney, director, secretary, other duly authorised officer or solicitor of such party;

(c) will be deemed to have been duly served, given or made in relation to a person if it is delivered or posted by prepaid post to the address, or sent by facsimile to the number of that person set out in clause 17.2 of this Deed (or at such other address or number as is notified in writing by that person to the other parties from time to time); and

(d) will be deemed to be served, given or made:

(i) (in the case of prepaid post) on the second business day after the date of posting;

(ii) (in the case of facsimile) on receipt of a transmission report confirming successful transmission; and

(iii) (in the case of delivery by hand) on delivery.

17.2 Address for Service

The parties' respective addresses and facsimile numbers for service of notices or other communications under this Deed are:

(a) Healthzone Limited:
Attn: Executive Chairman
316 Horsley Road
Milperra, NSW 2214
Fax +61 (02) 9773 0075

(b) Officer:
Mr Ian Spence
#05-35, 35 Mandalay Road, Singapore, 308215
Fax: N/A

18. General

18.1 Governing Law

This Deed is governed by and is to be construed according to the laws of New South Wales.

18.2 Jurisdiction

(a) Acceptance of jurisdiction: Each of the parties irrevocably submits to and accepts generally and unconditionally, the non-exclusive jurisdiction of the courts and appellate courts of New South Wales with respect to any legal action or proceedings which may be brought at any time relating in any way to this Deed.

(b) No objection to inconvenient forum: Each of the parties irrevocably waives any objection it may now or in the fixture have to the venue of any action or proceedings, and any claim it may now or in the future have that the action or proceeding has been brought in an inconvenient forum.

18.3 Severability

Any provision of this Deed which is illegal, void or unenforceable is only ineffective to the extent of that illegality, voidness or unenforceability, without invalidating the remaining provisions.

18.4 Amendments

This Deed may not be modified, amended or otherwise varied except by a document in writing signed by or on behalf of each of the parties and the Company will bear the costs of amending this Deed (including any stamp duty).

18.5 Waiver

No waiver or indulgence by any party to this Deed is binding on the parties unless it is in writing. No waiver of one breach of any term or condition of this Deed will operate as a waiver of another breach of the same or any other term or condition of this Deed.

18.6 Further Acts

The parties will promptly do and perform all further acts and execute and deliver all further documents required by law or reasonably requested by any other party to carry out and affect the intent and purpose of this Deed.

18.7 Approvals

Subject to any law to the contrary, where the doing or execution of any act, matter or thing is dependent on the consent or approval of a party, that consent or approval may be given or withheld in the absolute discretion of that party, unless this Deed expressly provides otherwise.

18.8 Assignment

None of the parties may assign any of its rights and obligations under this Deed without the prior written consent of the other parties.

18.9 Counterparts

This Deed may be executed in any number of counterparts all of which taken together constitute one and the same document.

Executed as a deed.

Executed by **Healthzone Limited ABN 118 715 772** in accordance with section 127 of the *Corporations Act*:

Signature of Director

PETER ROACH

Name of Director in full

Signature of Secretary/other Director

MICHAEL JENKINS

Name of Secretary/other Director in full

Signed, sealed and delivered as a Deed by **Mr Ian Spence** in the presence of:

Signature

Signature of Witness

MICHAEL JENKINS

Name of Witness in full